Exhibit 99.1

LETTER WAIVER

Dated as of May 25, 2007

To the banks, financial institutions

and other institutional lenders

(collectively, the “Lenders”)

parties to the Credit Agreement

referred to below and to Citibank, N.A.,

as agent (the “Agent”) for the Lenders

Ladies and Gentlemen:

We refer to the Five Year Credit Agreement dated as of July 26, 2005 (the “Credit Agreement”) among the undersigned and you, and the letter waivers thereunder dated November 23, 2005, February 17, 2006, May 15, 2006, August 23, 2006, December 8, 2006 and January 26, 2007.  Capitalized terms not otherwise defined in this Letter Waiver have the same meanings as specified in the Credit Agreement.

On May 16, 2007, the Borrower announced that it had entered into a definitive merger agreement with affiliates of Warburg Pincus LLC, pursuant to which affiliates of Warburg Pincus LLC will acquire all of the outstanding shares of the Borrower’s common stock.

The execution of the referenced merger agreement may be an event described in Section 6.01(h)(iii) of the Credit Agreement.  Accordingly, we hereby request that you waive, and by execution hereof you agree to permanently waive, Section 6.01(h)(iii) of the Credit Agreement.

This Letter Waiver shall be effective as of May 16, 2007 when the Agent has received counterparts of this Letter Waiver executed on behalf of Borrower and the Required Lenders or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Letter Waiver.

If you agree to the terms and provisions of this Letter Waiver, please evidence such agreement by executing and returning at least two counterparts of this Letter Waiver to Susan Hobart, Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022.

This Letter Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Letter Waiver by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Letter Waiver.

This Letter Waiver shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

BAUSCH & LOMB INCORPORATED

By	/s/ Efrain Rivera
Efrain Rivera
Senior Vice President and Chief Financial Officer

Agreed as of the date first above written:

CITIBANK, NA.,
as Agent and as Lender

By	/s/ Shannon A. Sweeney
Name:	Shannon A. Sweeney
Title:	Vice President

KEYBANK NATIONAL ASSOCIATION

By	/s/ Marianne T. Meil
Name:	Marianne T. Meil
Title:	Senior Vice President

BARCLAYS BANK PLC

By	/s/ Esther Carr
Name:	Esther Carr
Title:	Manager

BANK OF TOKYO-MITSUBISHI UFJ TRUST
COMPANY (f/k/a Bank of Tokyo-Mitsubishi Trust
Company)

By	/s/ H. Kambara
Name:	H. Kambara
Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By	/s/ Bruce Yoder
Name:	Bruce Yoder
Title:	Vice President

MIZUHO CORPORATE BANK, LTD.

By	/s/ Raymond Ventura
Name:	Raymond Ventura
Title:	Deputy General Manager

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Eric Cosgrove
Name:	Eric Cosgrove
Title:	Assistant Vice President

ALLIED IRISH BANKS, P.L.C.

By	/s/ Germaine Reusch
Name:	Germaine Reusch
Title:	Director

By	/s/ Anthony O’Reilly
Name:	Anthony O’Reilly
Title:	Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By	/s/
Name:
Title:

THE NORTHERN TRUST COMPANY

By	/s/ Alex Nikolov
Name:	Alex Nikolov
Title:	Second Vice President